Exhibit 99.a(1)

CERTIFICATE OF TRUST

OF

RESOURCE CREDIT INCOME FUND

This Certificate of Trust of Resource Credit Income Fund (the “Trust”) is being duly executed and filed by the undersigned to form a statutory trust under the Delaware Statutory Trust Act (12 Del.C. sec. 3801 et seq.).

1.                                    The name of the statutory trust formed by this Certificate of Trust is Resource Credit Income Fund.

2.                                    The address of the registered office of the Trust in the State of Delaware is 49 Bancroft Mills, Unit 915, Wilmington, DE 19806.  The name of the Trust’s registered agent at such address is Andrew Lubin.

3.                                    The Certificate of Trust shall be effective as of the date of filing by the Delaware Secretary of State.

4.                                      The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S. C. sec. 80a-1 et seq.).

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust as of the 11th day of December, 2014.

/s/ Justin Milberg
Justin Milberg, Sole Trustee